Exhibit 99.6

HP to Acquire ArcSight, Inc.

Frequently asked questions for customers

September 13, 2010

Announcement and deal rationale

What is HP announcing?

HP and ArcSight have signed a definitive agreement for HP to acquire ArcSight, Inc., a leading security and compliance management software company.

The proposed deal will enhance HP leadership in IT security with a broad and deep product and solution portfolio that protects businesses and government agencies from new security threats and risks. With ArcSight solutions, organizations can proactively safeguard their assets, comply with corporate and regulatory policy, and control the risks associated with cyber attacks.

Why is HP acquiring ArcSight?

ArcSight is attractive to HP for many reasons:

•                  ArcSight is a leading provider of security information and event management (SIEM) solutions and a recognized thought leader in the evolving threat and risk management segment.

•                  ArcSight has sold its products to more than 1000 customers around the world, including U.S. and international government agencies. Many Fortune 100 companies today have already deployed ArcSight’s leading security and compliance management solutions.

•                  ArcSight is a long-time partner to intrusion prevention system (IPS) vendor, TippingPoint, which was acquired by HP in April 2010 as part of the 3Com acquisition.  The ArcSight SIEM Platform collects network attack data from the HP TippingPoint IPS, enabling customers to quickly see what or who is targeting their networks, so that they can take the necessary steps toward remediation.

Who is ArcSight?

Headquartered in Cupertino, CA, ArcSight is a leader in security information and event management (SIEM) solutions. As of April 30, 2010, the company has 512 employees, located around the world.

How do ArcSight and HP products fit together?

An increasing number of businesses are running composite applications in hybrid IT environments, accessible to users from just about anywhere. This not only increases complexity, it increases risk. Protecting businesses and government agencies against these new security threats has become a critical concern.

Combining the breadth of capability offered by ArcSight’s leading enterprise threat and risk management solutions with HP’s leading capabilities in applications and IT operations management will offer customers a new way to proactively eliminate new security threats and risks in the modern enterprise.

The integration of ArcSight into the HP Software & Solutions portfolio will provide a proactive and holistic approach to protecting the modern enterprise, enabling organizations to meet the risk and compliance demands associated with escalating IT complexity, security threats, and regulations.

What is the value of this announcement to customers?

Today’s IT security solutions cannot meet all of the risk and compliance needs of the modern enterprise.  With escalating IT complexity due to composite applications running in hybrid IT environments, escalating threats from more sophisticated and targeted cyber attacks, and escalating regulations that are increasingly costly to govern and comply with, modern enterprises must look for different approaches to threats and risks.

The new approach to security requires a broader and deeper view of enterprise activity for visibility, context, and remediation across the IT lifecycle. With the integration of ArcSight into HP, customers will benefit from a differentiated solution to meet their requirements for securing the modern enterprise.

The expanded HP Software & Solutions portfolio will provide organizations with broader visibility, deeper context, and better continuity. Organizations will be able to monitor real-time events and activity, assess the risk and impact to their business operations, and respond and quickly correct potential threats and risks.

This announcement complements the pending acquisition of Fortify Software. With the integration of Fortify solutions, customers will be able to proactively address security risks by finding vulnerabilities when designing their composite applications.

Backed by HP global services and converged infrastructure hardware, HP will be positioned to secure the modern enterprise in even the most demanding customer environments.

Products and technology

What will happen to the various product lines that ArcSight currently markets?

We intend to support ArcSight’s existing customers. We also intend to strengthen the integration between ArcSight solutions and HP security solutions.

What will happen to Compliance Log Warehouse (CLW)?

The ArcSight product portfolio expands upon the premise of the HP Compliance Log Warehouse (CLW) product, which was introduced in March 2009.  It will provide a strong facility to cross reference issues found in application security with attacks on the network, with enterprise level command and control.

Sales contacts

Whom should I work with if I am interested in the other company’s products?

Until the acquisition closes, HP and ArcSight must continue to operate independently. In the meantime, continue to work with your HP or ArcSight sales representative as you currently do. Your sales representative can answer your sales, product, pricing, service, and support questions.

If you are interested in products from the other company, you need to contact a sales representative from the other company for more information.

How will HP and ArcSight operate after the close of the acquisition?

After closing, we plan for ArcSight to operate as a standalone business group in the HP Software & Solutions business. Employees and their representatives will be informed, and where required, consulted in connection with their local legal requirements in connection with that integration. HP Software & Solutions is part of the HP Enterprise Business group, led by Ann Livermore, Executive Vice President.

Will the acquisition affect my relationship with my channel partner?

Until the acquisition closes, HP and ArcSight must continue to operate independently. In the meantime, continue to work with your channel partner as you currently do.  After closing, we will work with ArcSight and HP channel partners to determine how to combine and optimize their strengths. As part of planning our go-to-market program, we will determine how to enable HP channel partners to sell ArcSight products and how to align ArcSight partners with HP partner programs.  More information would be made available after the acquisition closes.

General questions

Will any ArcSight employees lose their jobs as a result of today’s announcement?

Our intention is to acquire an operational business, and we expect that we will need many ArcSight employees to continue their current functions to maintain this business.

Employees and their representatives will be informed and, where required, consulted in connection with any employment decisions in connection with local legal requirements.

How does today’s acquisition fit into HP’s broader enterprise strategies?

The proposed acquisition of ArcSight represents continued investment in the HP Software & Solutions portfolio, a strategic area for HP to provide customers with cost-effective approaches for aligning and securing information technology assets with business objectives.

THIS DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY ARCSIGHT COMMON STOCK HAS NOT YET COMMENCED AND WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT HP INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.  THOSE MATERIALS SHOULD BE READ CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER.  ONCE FILED, COPIES OF THE TENDER OFFER STATEMENT, THE OFFER TO PURCHASE AND RELATED DOCUMENTS WILL BE MADE AVAILABLE TO ARCSIGHT STOCKHOLDERS AT NO EXPENSE TO THEM.  IN ADDITION, THOSE MATERIALS WILL BE AVAILABLE AT NO CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION’S WEB SITE AT WWW.SEC.GOV.

Forward-looking statements

This document contains forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, the target company’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s SEC reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for its fiscal year ended October 31, 2009 and Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2010.  HP assumes no obligation and does not intend to update these forward-looking statements.

© 2010 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. The only warranties for HP products and services are set forth in the express warranty statements accompanying such products and services. Nothing herein should be construed as constituting an additional warranty. HP shall not be liable for technical or editorial errors or omissions contained herein.

9/2010